EXHIBIT 12.1


                               THE PANTRY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (DOLLARS IN THOUSANDS)



                                                  SEP. 29,    SEP. 28,      SEP. 26,     SEP. 25,    SEP. 24,
                                                    1994        1995          1996         1997        1998
                                                ----------- ------------ ------------- ----------- ------------
Pretax (loss) income ..........................   $  (181)    $ (3,639)    $ (10,778)    $  (975)    $  4,673
Fixed charges:
Interest expense ..............................    12,047       13,241        11,992      13,039       28,946
Amortization of deferred financing costs ......       908        1,038         1,359       1,461        2,071
Preferred stock dividends .....................        31           --         2,654       5,304        2,003
Rental expense (1) ............................     2,183        2,253         2,709       2,901        7,919
                                                  -------     --------     ---------     -------     --------
Total fixed charges ...........................   $15,169     $ 16,532     $  18,714     $22,705     $ 40,939
                                                  -------     --------     ---------     -------     --------
Earnings ......................................   $14,988     $ 12,893     $   7,936     $21,730     $ 45,612
                                                  -------     --------     ---------     -------     --------
Ratio (shortfall) of earnings to fixed charges    $  (181)    $ (3,639)    $ (10,778)    $  (975)    $   1.11
                                                  =======     ========     =========     =======     ========

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     (1) One-third of rental expense related to operating leases representing an appropriate interest factor.